Exhibit 99.1

Hour Loop Reports Third Quarter 2023 Results

Demonstrates Strong Revenue Growth Despite Challenging

e-Commerce Environment

Increases Full Year 2023 Revenue Guidance

Redmond, WA, November 13, 2023 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended September 30, 2023.

Financial Highlights for Third Quarter 2023:

●	Net revenues increased 66.1% to $29.2 million, compared to $17.6 million in the year-ago period;
●	Net loss totaled $0.02 million, compared to net income $0.15 million in the year-ago period; and
●	Cash used for operating activities was $3.8 million and $14.5 million for the nine months ended September 30, 2023 and 2022, respectively.

Management Commentary

“We are pleased to report our third quarter 2023 results, in which we continued to deliver significant revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for the third quarter was 66.1%, compared with the year-ago period, and outperformed most peers that we know.”

“However, our gross margin, compared with the year-ago period, was negatively affected by the inflation impacted macroeconomy, a challenging e-commerce environment and intense competition across the industry. Nevertheless, our QoQ margin improvement remained. Gross margin for the third quarter was 52.6%, compared with 50.7% and 45.6% in the second and first quarters of 2023, respectively.

Our operating expenses percentage was reduced compared with the year-ago period because of efforts made for expense management this year. Overall, we believe we’ve built a solid foundation to continue generating strong growth. We also aim to continue making improvements on profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products so far in 2023. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

Third Quarter 2023 Financial Results

Net revenues in the third quarter of 2023 were $29.2 million, compared to $17.6 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite intense competition.

Gross profit percentage decreased 5.8% to 50.7%, compared to 56.5%, of net revenues in the comparable period a year ago. The decrease was a function of increased market competition, and higher Amazon fees.

Operating expenses percentage decreased 1.7% to 52.5%, compared to 54.2%, of net revenues in the year-ago period. The decrease reflected better management of shipping charges and labor costs.

Net loss in the third quarter of 2023 was $0.02 million, or $0.0004 per diluted share, compared to net income $0.15 million, or $0.01 per diluted share, in the comparable year-ago period. The decrease was driven by decreased gross margin as a result of the reasons mentioned above despite efforts made for expense management.

As of September 30, 2023, the Company had $0.6 million in cash, compared to $4.6 million as of December 31, 2022. This decrease was driven by inventory purchases in view of the revenue potential for the upcoming holiday season.

Inventories as of September 30, 2023, were $23.8 million, compared to $18.8 million as of December 31, 2022. The increase is due to the preparation of revenue potential for the upcoming holiday season.

Full Year 2023 Financial Outlook

For the full year 2023, Hour Loop increased its guidance for gross revenue to be in the range of $145 million to $153 million, representing 40% to 48% year-over-year growth. In the meantime, the Company maintained its guidance for 2023 net income to be in the range of $0.5 million to $4 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of September 30, 2023 and December 31, 2022

(Unaudited)

	September 30,	December 31,
	2023	2022

ASSETS
Current assets
Cash	$562,612	$4,562,589
Accounts receivable, net	737,154	352,379
Inventory, net	23,725,207	18,801,529
Prepaid expenses and other current assets	1,153,552	741,243
Total current assets	26,178,525	24,457,740

Property and equipment, net	175,139	274,195
Deferred tax assets	1,057,710	549,320
Right-of-use lease assets	195,047	450,721
Total non-current assets	1,427,896	1,274,236
TOTAL ASSETS	$27,606,421	$25,731,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan	$620,732	$652,316
Accounts payable	16,909,757	11,883,253
Accrued expenses and other current liabilities	900,654	1,742,972
Operating lease liabilities-current	171,626	385,216
Total current liabilities	18,602,769	14,663,757

Non-current liabilities
Operating lease liabilities-non-current	5,598	64,945
Due to related parties	4,170,418	4,170,418
Total non-current liabilities	4,176,016	4,235,363
Total liabilities	22,778,785	18,899,120
Commitments and contingencies

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2023 and December 31, 2022	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,070,776 and 35,047,828 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	3,507	3,506
Additional paid-in capital	5,709,652	5,675,320
(Accumulated deficit) retained earnings	(842,596)	1,177,072
Accumulated other comprehensive loss	(42,927)	(23,042)
Total stockholders’ equity	4,827,636	6,832,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,606,421	$25,731,976

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. Dollars, except for share and per share data)

For the Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022

Revenues, net	$29,152,360	$17,556,053	$72,637,417	$44,710,554
Cost of revenues	(13,819,798)	(7,999,769)	(36,331,604)	(20,340,948)
Gross profit	15,332,562	9,556,284	36,305,813	24,369,606

Operating expenses
Selling and marketing	13,632,333	7,779,145	33,385,216	19,785,872
General and administrative	1,682,242	1,740,427	5,353,403	5,692,033
Total operating expenses	15,314,575	9,519,572	38,738,619	25,477,905

Income (Loss) from operations	17,987	36,712	(2,432,806)	(1,108,299)

Other (expenses) income
Other expense	(3,702)	(6,651)	(18,419)	(16,045)
Interest expense	(62,476)	(22,876)	(185,964)	(127,001)
Other income	70,683	155,983	109,131	176,676
Total other income (expenses), net	4,505	126,456	(95,252)	33,630

Income (Loss) before income taxes	22,492	163,168	(2,528,058)	(1,074,669)
Income tax (expense) benefit	(37,548)	(12,963)	508,390	266,579

Net (loss) income	(15,056)	150,205	(2,019,668)	(808,090)

Other comprehensive (loss) income
Foreign currency translation adjustments	(12,032)	12,441	(19,885)	8,399

Total comprehensive (loss) income	$(27,088)	$162,646	$(2,039,553)	$(799,691)

Basic and diluted (loss) income per common share	$(0.00)	$0.01	$(0.06)	$(0.02)
Weighted-average number of common shares outstanding	35,058,340	33,300,058	35,061,286	34,973,580

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2023	2022

Cash flows from operating activities
Net loss	$(2,019,668)	$(808,090)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expenses	100,441	39,993
Amortization of right-of-use lease assets	262,913	212,126
Deferred tax assets	(508,390)	(266,709)
Stock-based compensation	34,333	76,013
Inventory allowance	130,319	605,316
Changes in operating assets and liabilities:
Accounts receivable	(384,775)	(137,434)
Inventory	(5,053,997)	(14,921,838)
Prepaid expenses and other current assets	(412,309)	(467,412)
Accounts payable	5,026,504	1,474,511
Accrued expenses and other current liabilities	(683,276)	(152,606)
Operating lease liabilities	(280,333)	(179,701)
Net cash used in operating activities	(3,788,238)	(14,525,831)

Cash flows from investing activities:
Purchases of property and equipment	(14,024)	(268,342)
Net cash used in investing activities	(14,024)	(268,342)

Cash flows from financing activities:
Payments to related parties	(159,042)	(898,583)
Proceeds from Short-term debt	-	630,915
Proceeds from issuance of shares	-	6,156,360
Net cash provided by financing activities	(159,042)	5,888,692

Effect of changes in foreign currency exchange rates	(38,673)	17,015

Net change in cash	(3,999,977)	(8,888,466)

Cash at beginning of period	4,562,589	10,592,572

Cash at end of period	$562,612	$1,704,106

Supplemental disclosures of cash flow information:
Cash paid for interest	$172,964	$-
Cash paid for income tax	$362	$-
Noncash investing and financing activities:
Right-of-use of assets and operating lease liabilities recognized	$27,330	$688,440

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.